     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1996



                                                      REGISTRATION NO. 333-03019

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        CATELLUS DEVELOPMENT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   94-2953477
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                            ------------------------

                               201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 974-4500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

              MAUREEN SULLIVAN, ESQ.                                  COPY TO:
 VICE PRESIDENT LAW, GENERAL COUNSEL AND SECRETARY            JAMES R. UKROPINA, ESQ.
         CATELLUS DEVELOPMENT CORPORATION                        O'MELVENY & MYERS
                201 MISSION STREET                             400 SOUTH HOPE STREET
          SAN FRANCISCO, CALIFORNIA 94105                  LOS ANGELES, CALIFORNIA 90071
                  (415) 974-4500                                   (213) 669-6000

           (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

 Approximate date of commencement of proposed sale to the public: From time to time after the
     effective date of this Registration Statement as determined by market conditions.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                   PROSPECTUS


                            ------------------------

                        CATELLUS DEVELOPMENT CORPORATION

                                1,528,421 SHARES
                                  COMMON STOCK
                                $0.01 PAR VALUE

                            ------------------------


     All of the shares of the Common Stock, $0.01 par value per share (the "Common Stock"), of Catellus Development Corporation (the "Company") offered by this Prospectus (the "Shares") are being offered for the account of Bruce K. Akins, Trustee of the Akins Family Revocable Trust, Carl S. Akins, Trustee of the Carl S. Akins Family Revocable Trust and Bruce T. Lehman (collectively, the "Individual Selling Stockholders") and may be offered by certain other entities as described herein (together with the Individual Selling Stockholders, the "Selling Stockholders"). The Company will not receive any proceeds from this offering. See "SELLING STOCKHOLDERS" below.



     The Common Stock is listed on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol "CDX." On July 31, 1996, the closing price of the Common Stock as reported by the New York Stock Exchange was $8.75 per share.

SEE "RISK FACTORS" STARTING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS
            THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                        OF THE SHARES OFFERED HEREBY.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Shares may be sold by the Selling Stockholders from time to time in one or more transactions on the New York Stock Exchange, the Pacific Stock Exchange or the Chicago Stock Exchange, in negotiated transactions, or a combination of such methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "PLAN OF DISTRIBUTION" below.


                 The date of this Prospectus is August 5, 1996.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange. Reports, proxy statements, information statements and other information filed by the Company can also be inspected at the offices of (i) the New York Stock Exchange at 20 Broad Street, Seventh Floor, New York, New York 10005, (ii) the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104, and (iii) the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois, 60605-1070.



     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (No. 333-03019) (the "Registration Statement") of which this Prospectus is a part, including the exhibits thereto, which has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company (File No. 0-18694) with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:


     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Amendment No. 1 thereto on Form 10-K/A.



     2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, as amended by Amendment No. 1 thereto on Form 10-Q/A.



     3. The Company's Current Report on Form 8-K dated July 31, 1996.



     4. The description of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company contained in its Registration Statement on Form 10 dated July 18, 1990.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to termination of this offering, shall be deemed to be incorporated into this Prospectus by reference and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any or all documents incorporated by reference, including exhibits to such documents, will be provided by the Company without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person. Requests for copies should be made to Catellus Development Corporation, 201 Mission Street, San Francisco, California 94105, Attention: Corporate Communications, (415) 974-4500.

                                  RISK FACTORS

     The following factors should be considered carefully by prospective investors in the Shares offered hereby.

RECENT OPERATING RESULTS


     Historically, the aggregate costs of holding and operating the Company's real estate assets, servicing debt and paying preferred stock dividends have exceeded revenue from property operations, development and other recurring sources. In addition, the Company's cash requirements have been increased by the funds necessary to support the predevelopment and entitlement efforts for its major land development projects. The resulting cash flow deficits have been funded by borrowings, the issuance of preferred stock and the sale of sufficient assets to meet the Company's overall cash requirements. Although many of the markets in which the Company owns properties experienced some level of recovery in 1995, no assurance can be given that the Company will be able to continue to sell assets in the future at favorable prices.



  FISCAL YEAR ENDED DECEMBER 31, 1995



     The Company had a net loss applicable to Common stockholders of $56.8 million and $26.3 million for the fiscal years ended December 31, 1995 and 1994, respectively. During 1995, the Company took a non-cash, pretax charge of $102.4 million to adjust the carrying value of certain properties, which included $84.4 million resulting from the Company's decision to terminate the 1991 Development Agreement for its Mission Bay project in San Francisco.



  FISCAL QUARTERS ENDED MARCH 31, 1996 AND JUNE 30, 1996



     The Company had a net loss applicable to Common stockholders of $4.2 million and $0.6 million for the fiscal quarters ended March 31, 1996 and 1995, respectively. For the fiscal quarter ended June 30, 1996, the Company had net income applicable to Common stockholders of $2.9 million compared to a net loss applicable to Common stockholders of $2.8 million in the second quarter of 1995. For the six months ended June 30, 1996, the Company had a net loss applicable to Common stockholders of $1.4 million compared to a net loss applicable to Common stockholders of $3.4 million for the six months ended June 30, 1995. The Company capitalized approximately $5 million of interest in each of the quarters ended March 31, 1995 and June 30, 1995 relating to the Mission Bay project and certain other properties for which no interest was capitalized in the comparable periods in 1996. Continuing net losses could eventually result in the need for the Company to rely more heavily on cash generated from asset sales or modify its development timetable.


GENERAL REAL ESTATE INVESTMENT RISKS

  GENERAL


     Real estate investments are relatively illiquid and the related market values may be adversely affected by changes in the local economies in which the properties are located, including oversupply of space, a reduction in demand for rental space, the attractiveness of certain sites to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., the Americans with Disabilities Act (the "ADA"), environmental regulations and tax laws), interest rate levels and the availability of financing. Although many of the markets in which the Company owns properties experienced some level of recovery during 1995, the Company's operating income and asset values have been adversely affected by local economic conditions, particularly in California, over the past five years.



  RISKS IN THE COMPANY'S OPERATIONS



     Reductions in Rental Revenues from Lower Lease Rates. The Company had approximately 14 million square feet of industrial, office and retail space under lease at December 31, 1995. The leases associated with approximately 19% of the space presently under lease will expire during 1996. Leases associated with an additional 29% of this space will expire prior to the year 2000. In many cases, the Company expects that the existing tenants will extend or renew upon expiration; otherwise, the space will be marketed to potential new tenants. The lease terms associated with extension, renewal or releasing will generally be reflective of local economic and market factors at the time of negotiation. Consequently, the resulting lease rates may be significantly lower than those reflected in the leases presently in place.



     Reductions in Market Values Resulting in Property Write-downs. The Company makes real estate investment and development decisions based on a detailed analysis of economic data and market fundamentals. The Company will periodically reassess its strategy with respect to individual assets in an effort to respond to local economic and market factors. Unanticipated future changes in economic circumstances or market fundamentals impacting a property could affect the Company's ability to recover its investment and realize a profit on that property. In certain circumstances, as with the Mission Bay project in 1995, the Company may be required to recognize an impairment of value by recording a write-down to the carrying value of a property or group of properties.



     Illiquid Market for Property Sales. Due to the impact of local economic and market circumstances on real estate values, it is difficult to predict with certainty future levels of asset sales and, specifically, the sales prices that will be realized for individual assets. The Company has announced a plan to dispose of $100 million in nonstrategic land sales by December 31, 1996. Additionally, the Company owns more than 790,000 acres of desert land in California which it intends to monetize through, among other things, property sales. Although management believes that the diversity of the Company's portfolio provides sufficient flexibility to meet its sales objectives, there can be no assurances that the Company will be able to meet its plan for asset sales and achieve its estimates of current value through future sale transactions.



     Credit Markets and Leverage. To date, the Company has been able to arrange financing on competitive terms. In addition, the Company has been able to renew or refinance its working capital and construction lines, and to obtain term and permanent financing on a reasonable basis for projects financed by its construction lines as these projects are completed. However, the Company's ability to borrow money, renew its working capital and construction lines, and refinance maturing loans may be constrained by the dynamics of real estate credit markets. A tightening of the credit markets could result in more stringent underwriting criteria, including low loan-to-value and high debt service coverage requirements, and additional equity requirements for borrowers. This would require that the Company contribute additional cash equity for new developments and refinancings.



     As of March 31, 1996, approximately $481 million of the Company's debt was secured by a majority of the Company's income producing properties and certain of its land assets and approximately $336 million of this debt had penalties if paid prior to maturity. The Company on that date had unused borrowing capacity of $48 million under an unsecured working capital line of credit, $83 million under two construction lines of credit (use of these funds is subject to lender pre-qualification) and a ratio of total indebtedness for money borrowed to book value of properties of 44%. Management believes the ratio of total indebtedness to the current value of properties is substantially lower than 44% and that it could borrow additional sums to fund its operations, if necessary, by borrowing against its significant unencumbered property portfolio. However, the cost of servicing substantial additional debt incurred by the Company or a substantial increase in the proportion of its assets encumbered by secured debt could adversely affect its future ability to borrow.



     Under the foregoing circumstances, the Company may have to rely more extensively on cash generated from asset sales and modify its development timetables until the required funds can be raised. To date, the Company has been able to obtain the funding necessary to meet its needs for development and refinancings through cash generated from property operations, asset sales and financings. However, there are no assurances that this will continue indefinitely.



     Regulatory Approvals. Before the Company can develop a property, it must obtain a variety of approvals (entitlements) from local and state governments with respect to such matters as zoning, density, parking, subdivision, architectural design and environmental issues. Because of the discretionary nature of these approvals and the concerns often raised by various government agencies and special interest groups during the approval and development processes, the Company's ability to develop properties and realize future income from its projects could be delayed, reduced or prevented. As an example, the Company's termination of the development agreement for the Mission Bay project was the result of a combination of factors, including the Company's judgment that the existing entitlement package was no longer attractive in light of current and anticipated market conditions. The Company is now seeking revised entitlements for the Mission Bay project, but there can be no assurances regarding if, or when, a satisfactory entitlement package will be obtained.


  DEPENDENCE ON THE CALIFORNIA ECONOMY

     The Company's real estate activities are located predominantly in California. The performance of the California economy affects sales of land, occupancy, market rental rates and expenses and, consequently, has an impact on the income derived from the Company's real estate activities and the underlying values of property owned by the Company.

     The California economy suffered from a recession which began in 1990. National trends, such as a decline in demand for discretionary consumer goods and leisure travel as well as heightened competition in high technology industries, have had an adverse impact upon California. Since the second quarter of 1993, the economic outlook for California has steadily improved; however, no assurances can be given that the recovery of the California economy will continue.


  COMPETITION


     Numerous industrial, office and retail properties and residential developments compete with the property owned and developed by the Company in attracting tenants to lease space and home buyers. The number of competitive commercial and residential developments in a particular area could have a material effect on the Company's ability to develop and lease space, and on the rents charged for the lease of such space, as well as the Company's ability to develop and market residential projects. In addition, property management companies compete with the services provided by the Company and could have a material effect on the Company's ability to generate significant earnings from management service activities.


  ENVIRONMENTAL MATTERS


     Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, affect the Company's operations and costs. Under such laws and regulations, a current or previous owner or operator of real property may be liable for the cost of removal of hazardous materials from such property or the remediation of contaminated properties, often without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous materials. Because many of the Company's properties are in urban and industrial areas and have been leased to commercial or industrial tenants who may have discharged hazardous materials, the Company incurs ongoing environmental remediation costs and is subject from time to time to environmental actions by governmental entities and private parties. In addition, environmental conditions can increase the cost of planning, designing, developing, managing and maintaining the Company's properties and may impede or delay the Company's ability to develop, finance, refinance or sell affected property. While the Company or outside consultants have evaluated the environmental liabilities associated with most of the Company's properties, any evaluation necessarily is based upon then prevailing law and identified site conditions. It is possible that significant unknown costs and liabilities may arise in the future relating to these properties and that certain development projects may be significantly delayed, modified or cancelled as a result of associated remediation costs. It is also possible that properties presently or formerly owned by the Company or its corporate predecessors may require remediation.


     Costs of environmental remediation incurred in connection with operating properties and properties previously sold are expensed. At March 31, 1996, management has provided a reserve of $13.9 million for such costs. These costs are expected to be incurred over an estimated ten-year period, with a substantial portion to be incurred over the next five years. Costs of environmental remediation incurred for properties to be sold are deferred and will be charged to cost of sales when the properties are sold. Costs relating to undeveloped properties are capitalized as part of development costs. At March 31, 1996, the Company's estimate of its potential liability for identified environmental costs relating to properties to be developed or sold ranged from

$18 million to $62 million. These costs are expected to be capitalized as they are incurred over an estimated twenty-year period.



     Environmental issues concerning the Company's properties are diverse, as a result of its extensive holdings. Generally, contamination arises from uses of the properties by prior owners and tenants, including industrial and railroad uses. The issues include problems caused by historical use of by-products, historical application of pesticides on agricultural properties, asbestos-containing materials in older buildings, historic landfill activities, and groundwater contamination.



     The most significant legal proceeding against the Company involving environmental claims resulted in a settlement calling for payment by the Company of $3.25 million, which is to be paid over time. In addition, the Company has incurred in excess of $2 million in litigation expenses. As of March 31, 1996, the Company has received payments from insurers totaling approximately $2.6 million relating to this matter.



     In addition to the environmental issues discussed above, risks associated with development activities in California include environmental conditions such as earthquakes, fire and drought.



  UNINSURED LOSSES



     General. The Company carries commercial general liability, all risk (including earthquake and flood coverage and rental loss coverages) insurance with customary policy specifications, limits and deductibles. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a property. The Company's primary and excess general liability policies provide coverage of $101,000,000 per occurrence and an annual aggregate of $105,000,000. The all-risk policy provides coverage of $100,000,000 per occurrence with no annual aggregate, except that there is a $50,000,000 per occurrence and annual aggregate limit for earthquake and flood damage to buildings in California. The Company's management believes that its properties are adequately covered by insurance.



     Losses from Seismic Activity. Certain of the properties owned by the Company are located in areas that are subject to earthquake activity. No assurance can be given that an earthquake would not render significant damage to the properties owned by the Company, including those that have been constructed in compliance with more recent building codes, or are in areas of lower seismic risk. As indicated above, the Company carries earthquake insurance covering its properties.


  AMERICANS WITH DISABILITIES ACT COMPLIANCE


     Under the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although the Company believes that its properties are substantially in compliance with these requirements, the Company may incur additional costs to comply with the ADA. The ultimate amount of these compliance costs is not currently ascertainable, but the Company believes that such costs will not have a material adverse effect on the Company.


CONTROL BY SIGNIFICANT STOCKHOLDER


     California Public Employees' Retirement System ("CalPERS") owns 41% of the outstanding shares of the Common Stock and 40.7% of the outstanding shares of the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock is convertible into shares of the Common Stock at any time at a conversion price of $9.06 per share. CalPERS has the ability to exercise significant influence over the affairs of the Company which may be inconsistent with the interests of other stockholders.


SHARES AVAILABLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price of the Common Stock from time to time. Sales of substantial amounts of the Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

EFFECT OF REGISTRATION RIGHTS AGREEMENT


     Pursuant to a Registration Rights Agreement between the Company and a prior holder of the shares of the Common Stock and the Series A Preferred Stock now held by CalPERS, CalPERS may require the Company to register the resale of such shares, assuming certain requirements are satisfied. As described above, sales of substantial amounts of securities, or the perception that such sales could occur, might adversely affect prevailing market prices for such securities. Accordingly, the ability of CalPERS to sell its shares of the Common Stock and the Series A Preferred Stock upon exercise of its registration rights could have an adverse effect on the market for the Common Stock. The Registration Rights Agreement requires the Company to register all shares currently held by CalPERS. As of May 31, 1996, CalPERS held 1,405,702 shares of the Series A Preferred Stock (which are convertible at any time into 7,757,737 shares of the Common Stock) and 29,999,605 shares of the Common Stock.


JOINT VENTURE RISKS

     As of December 31, 1995, the Company had equity interests ranging from 25% to 72% in a number of joint ventures. A joint venture may involve special risks associated with the possibility that (i) the venture partner at any time may have economic or business interests or goals that are inconsistent with those of the Company, (ii) the venture partner may take actions contrary to the instructions or requests of the Company or contrary to the Company's policies or objectives with respect to its real estate investments or (iii) the Company's venture partner(s) could experience financial difficulties.

     Actions by the Company's venture partners may have the result of subjecting property owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement or have other adverse consequences. In its role as a general partner of certain joint ventures, the Company may be jointly and severally liable for the debts and liabilities of the joint ventures.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Provisions of employment agreements and stock option awards with certain executive officers of the Company may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the holders of the Common Stock the opportunity to realize a premium over the then-prevailing market prices.


LITIGATION



     The Company, its subsidiaries and other related companies are named defendants in several lawsuits arising from normal business activities. Certain of these matters may involve substantial claims for damages. While the Company cannot predict with certainty the final outcome of these proceedings, management does not expect any of these matters to have a material adverse effect on the business, financial condition, results of operations or liquidity of the Company.



     The Company is a party to two consolidated cases in which both the Company and the opposing litigants claim title to a 550-foot by 75-foot strip of property located in San Diego. The opposing litigants also seek damages for alleged fraud, interference with prospective economic advantage and inverse condemnation. The California Court of Appeal reversed the original trial court ruling that the Company and some of the opposing litigants each own an undivided one-half fee interest in the property, ruling in favor of the Company on all issues. In July 1996, the California Supreme Court vacated this ruling and remanded the case to the Court of Appeal for reconsideration in light of a recent unrelated case decided by the California Supreme Court. Although an adverse ruling by the Court of Appeal could result in an impediment to development of property known as the Santa Fe Depot, the Company's management does not believe it would materially affect the development of this property.

                                  THE COMPANY

     The Company is a full-service real estate company that develops and manages industrial, retail and office properties as well as residential developments for its own account and others. As of December 31, 1995, the Company owned 855,170 acres of land, 14.1 million square feet of income-producing property, 5,400 acres of land leases and interests in a number of joint ventures. Approximately 80% of the Company's assets are located in California, with the balance mainly concentrated in Dallas, metropolitan Chicago and Phoenix.

     The Company's principal office is located at 201 Mission Street, San Francisco, California 94105, and its telephone number is (415) 974-4500.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered by the Selling Stockholders. See "SELLING STOCKHOLDERS" below.

                              SELLING STOCKHOLDERS

     The Shares are being offered for the account of (i) Bruce K. Akins, Trustee of The Akins Family Revocable Trust U.D.T. dated June 29, 1983, as amended (the "Bruce K. Akins Trust"), (ii) Carl S. Akins, Trustee of The Carl S. Akins Family Revocable Trust U.D.T. dated April 25, 1988 (the "Carl S. Akins Trust") and
(iii) Bruce T. Lehman. The Shares were issued pursuant to the Merger Agreement dated as of March 15, 1996 (the "Merger Agreement") by and between Akins Real Estate Group, Inc., a California corporation ("Akins"), Bruce K. Akins, individually and as Trustee of the Bruce K. Akins Trust, Carl S. Akins, individually and as Trustee of the Carl S. Akins Trust, Bruce T. Lehman, the Company and C/A Acquisition Subsidiary, Inc., a California corporation and wholly-owned subsidiary of the Company ("Acquisition Subsidiary"). Pursuant to the Merger Agreement, all of the outstanding shares of common stock, no par value per share, of Akins were converted into the right to receive shares of the Common Stock. The Company is obligated under the Merger Agreement to register the resale of the Shares.

     Under the terms of the Merger Agreement, Acquisition Subsidiary was merged with and into Akins. Akins continued as the surviving corporation under the name Catellus Residential Group, Inc. ("CRG") and is a wholly-owned subsidiary of the Company. Carl S. Akins currently serves as Chairman of CRG, Bruce K. Akins currently serves as President of CRG and Bruce T. Lehman currently serves as Executive Vice President of CRG. None of the Selling Stockholders has any other position, office or material relationship with the Company.


     The following table sets forth the name of each Individual Selling Stockholder and (i) the number of Shares that each Individual Selling Stockholder beneficially owned prior to the offering hereunder, (ii) the number of Shares that may be offered by each Individual Selling Stockholder for sale hereunder, and (iii) the number of Shares to be beneficially owned by each Individual Selling Stockholder after completion of the offering hereunder. No Selling Stockholder currently owns, and no Selling Stockholder after completion of the offering hereunder will own, more than one percent of the outstanding Common Stock.


                                                            BRUCE K. AKINS,   CARL S. AKINS,
                                                            TRUSTEE OF THE    TRUSTEE OF THE
                                                            BRUCE K. AKINS    CARL S. AKINS    BRUCE T.
                                                                 TRUST            TRUST         LEHMAN
                                                            ---------------   --------------   --------
Shares of Common Stock Beneficially Owned Prior to
  Offering                                                      661,082           661,082       206,257
Shares of Common Stock to be Offered Hereunder                  661,082           661,082       206,257
Shares of Common Stock Beneficially Owned After Offering             (1)               (1)           (1)

- ---------------


(1) If the Individual Selling Stockholders sell all of the Shares, Bruce K. Akins, Carl S. Akins and Bruce T. Lehman will continue to hold nonqualified stock options to acquire 100,000, 100,000 and 80,000 shares of the Common Stock, respectively.



     The Individual Selling Stockholders have informed the Company that they may pledge all or a portion of the Shares to one or more lenders, including broker-dealers, as security for loans that may be made to them by such lender or lenders. In the event that a lender forecloses on any of such Shares, they may be offered for sale pursuant to the offering hereunder for the lender's own account.


                              PLAN OF DISTRIBUTION


     The Shares may be sold from time to time by the Selling Stockholders. The Selling Stockholders have informed the Company that Shares may be sold in one or more transactions on the New York Stock Exchange, the Pacific Stock Exchange or the Chicago Stock Exchange, in negotiated transactions, or a combination of such methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices including (i) through ordinary brokerage transactions in which the broker solicits purchases, (ii) sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this Prospectus, including resales to other brokers and dealers, (iii) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction, (iv) negotiated transactions with purchasers with or without a broker or dealer or (v) sales pursuant to Rule 144 promulgated under the Securities Act. On July 31, 1996, the closing price of the Common Stock on the New York Stock Exchange was $8.75 per share.


     The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Shares for whom they may act as agent. The Selling Stockholders and any broker or dealer participating in the distribution of the Shares might be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such broker, dealer or agent and any gain realized by such broker or dealer on the sale of Shares may be deemed to be "underwriting compensation" under the Securities Act. Any such commissions, discounts or concessions will be paid or borne by the Selling Stockholders and not the Company.

     Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the purchase by a broker or dealer of the Shares, a prospectus supplement will be filed pursuant to Rule 424(c) of the Securities Act, disclosing (i) the name of such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, and (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable.

                                    EXPERTS


     The financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference into this Prospectus have been so incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Amendment No. 1 thereto on Form 10-K/A, in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The current value concurrence letter dated March 12, 1996 prepared by Landauer Associates, Inc., incorporated by reference into this Prospectus has been so incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 in reliance upon the authority of Landauer Associates, Inc. as experts with respect to the appraisal of real estate.


                                 LEGAL MATTERS

     The validity of the Shares is being passed upon for the Company by O'Melveny & Myers.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the actual and estimated expenses incurred in connection with the registration and sale of the Shares. The Company will pay all of these expenses except the legal fees of counsel to the Selling Stockholders.


                                      ITEM                                   AMOUNT
        -----------------------------------------------------------------  ----------
        SEC Registration Fees............................................  $ 4,677.50
        Listing Fees:
          New York Stock Exchange........................................    7,000.00
          Chicago Stock Exchange.........................................    7,500.00
          Pacific Stock Exchange.........................................    5,000.00
        Legal Fees and Expenses..........................................   30,000.00
        Accountants' Fees and Expenses...................................   10,000.00
        Miscellaneous....................................................    2,822.50
                                                                           ----------
                  Total..................................................  $67,000.00
                                                                           ==========


ITEM 16. EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
  NO.                                           DESCRIPTION
- -------     -----------------------------------------------------------------------------------
   4.1      Form of Stock Certificate representing the Common Stock of Catellus Development
            Corporation(1)
   5.1      Opinion of O'Melveny & Myers(2)
  23.1      Consent of O'Melveny & Myers (included in Exhibit 5.1)(2)
  23.2      Consent of Price Waterhouse LLP(2)
  23.3      Consent of Landauer Associates, Inc.(2)
  23.4      Consent of Price Waterhouse LLP
  24.1      Powers of Attorney(2)
  24.2      Powers of Attorney


- ---------------


(1) Incorporated by reference to Exhibit of the same number of the Registration Statement on Form 10 (Commission File No. 0-18694) as filed with the Securities and Exchange Commission on July 18, 1990.



(2) Previously filed as an Exhibit to this Registration Statement.


ITEM 17. UNDERTAKINGS.

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");


             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


provided, however, that paragraphs A.(1)(i) and A.(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement No. 333-03019 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 1st day of August, 1996.


                                          CATELLUS DEVELOPMENT CORPORATION
                                          (Registrant)


                                          /s/ NELSON C. RISING


                                          --------------------------------------
                                          Name: Nelson C. Rising
                                          Title: President and Chief Executive
                                          Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-03019 has been signed by the following persons in the capacities and on the date indicated.



                  SIGNATURE                                  TITLE                    DATE
- ---------------------------------------------     ----------------------------   ---------------
        Principal Executive Officer:
       /s/           NELSON C. RISING             President and Chief             August 1, 1996
- ---------------------------------------------     Executive Officer,
              Nelson C. Rising                    Director
        Principal Financial Officer:
        /s/        STEPHEN P. WALLACE             Chief Financial Officer         August 1, 1996
- ---------------------------------------------
             Stephen P. Wallace
        Principal Accounting Officer:
        /s/            PAUL A. LOCKIE             Controller                      August 1, 1996
- ---------------------------------------------
               Paul A. Lockie
                          *                       Director
- ---------------------------------------------
             Joseph F. Alibrandi
                          *                       Director
- ---------------------------------------------
               Daryl J. Carter
                          *                       Director
- ---------------------------------------------
              Christine Garvey
                          *                       Chairman and Director
- ---------------------------------------------
              Joseph R. Seiger
                          *                       Director
- ---------------------------------------------
            Jacqueline R. Slater

                  SIGNATURE                                  TITLE                    DATE
- ---------------------------------------------     ----------------------------   ---------------
                          *                       Director
- ---------------------------------------------
             Thomas M. Steinberg
                          *                       Director
- ---------------------------------------------
               Tom C. Stickel
                          *                       Director
- ---------------------------------------------
           Beverly Benedict Thomas
*By:         /s/ PAUL A. LOCKIE                                                  August 1, 1996
- ---------------------------------------------
              Attorney-in-Fact


                                       S-2